EX-99.77K

On  December 12, 2008, Calvert Asset Management Company, Inc (“CAMCO”) consummated a transaction with Summit Investment Partners, Inc. whereby CAMCO acquired mutual fund business.  In connection with this transaction, Deloitte & Touche LLP (“Deloitte”) resigned in the normal course of business as independent accountant to Summit Mutual Funds, Inc. (“Fund”).  KPMG LLP was selected as the Fund’s independent accountant and principal accountant to audit the Fund’s financial statements.  The Fund’s selection of KPMG as its independent accountant was recommended by the Fund’s Audit Committee and was approved by the Fund’s Board of Directors.

The reports on the financial statements audited by Deloitte for the years ended December 31, 2007 and prior for the Funds did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. There were no disagreements between the Funds and Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the subject matter of the disagreements in connection with its reports on the financial statements of such years. There were no reportable events as described in paragraph (a)(1)(v) of Item 304(a) of SEC Regulation S-K.